PROSPECTOR FUNDS, INC.

CODE OF ETHICS

Adopted September 07, 2007
I.           Legal Requirement.

This Code of Ethics has been adopted by the Board of Directors of Prospector Funds, Inc. (the “Fund”) in accordance with Rule 17j-1(c)(1) under the Investment Company Act of 1940 (the “Act”).  Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by certain associated persons of such companies.  The purpose of this Code of Ethics is to provide regulations for the Fund consistent with the Act and Rule 17j-1. Specifically, Rule 17j-l makes it unlawful for any officer or director of the Fund (as well as other persons), in connection with the purchase or sale by such person of a Security Held or to be Acquired by the Fund:1

(A)           To employ any device, scheme, or artifice to defraud the Fund;

(B)           To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)           To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(D)           To engage in any manipulative practice with respect to the Fund.

II.           Definitions.

(A)           “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(B)           “Access Person” means any director, officer, general partner, or Advisory Person of the Fund or the Fund’s investment adviser.

(C)           “Advisory Person” means (i) any director, officer, general partner or employee of the Fund or the Fund’s investment adviser (or of any Company in a Control Relationship with the Fund or the Fund’s investment adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a series of the Fund (each, a “Series”), or whose functions relate to the making of any recommendations with respect to such purchases or sales, including without limitation, employees who execute trades and otherwise place and process orders for the purchase or sale of a Covered Security by the Fund, and research analysts who investigate potential investments for the Fund; but excluding, marketing and investor relations personnel, financial, compliance, accounting and operational personnel, and all clerical, secretarial or solely administrative personnel; and (ii) any natural person in a Control Relationship to the Fund or the Fund’s investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.

 1           A security is “held or to be acquired” if within the most recent 15 days it has (i) been held by the Fund, or (ii) is being or has been considered by the Fund or its investment adviser for purchase by the Fund.

(D)           “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the rules and regulations thereunder (see Appendix A)

(E)           “Company” means a corporation, partnership, an association, a joint stock company, a Fund, a limited liability company, a limited liability partnership, a fund, or any organized group of persons whether incorporated or not; or any receiver, Director or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

(F)           “Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended (the “1940 Act”), except that it shall not include direct obligations of the Government of the United States, Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by registered open-end investment companies except those of the Fund and exchange traded funds.

(G)           “Review Officer” shall be the Fund’s Chief Compliance Officer or, in the event that the Review Officer is unavailable, another Fund officer.  If the CCO does not report his/her personal securities transactions under another Code of Ethics approved by the Fund’s Board of Directors, another Fund officer shall review the CCO’s personal securities transactions and accounts for compliance with the Fund Code.

(H)           “Control Relationship” means the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a Company shall be presumed to control such Company.  Any person who does not so own more than 25 per centum of the voting securities of any Company shall be presumed not to control such Company

(I)           “Disinterested Director” means a Director of the Fund who is not an “interested person” of the Fund or the Fund’s investment adviser or principal underwriter within the meaning of Section 2(a)(19) of the 1940 Act.

(J)           “Initial Public Offering” means an offering of securities registered under Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 of Section 15(d) of the Securities Exchange Act.

(K)           “Investment Personnel” means (i) any employee of the Fund or the Fund’s investment adviser (or any company in a Control Relationship with the Fund or its investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person who controls the Fund or its investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(L)           “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the Securities Act.

(M)           “Purchase or sale of a Covered Security” includes, inter alia, the writing of an option to purchase and sell a Covered Security.

III.           Pre-clearance of Certain Types of Securities

Investment Personnel must obtain prior written approval from the designated Review Officer before:

(i)           directly or indirectly acquiring beneficial ownership in securities in an Initial Public Offering for which no public market in the same or similar securities of the issue has previously existed; and

(ii)           directly or indirectly acquiring  beneficial ownership in securities in a Limited Offering.

In determining whether to pre-clear the transaction, the Review Officer shall consider, among other factors, whether such opportunity is being offered to Investment Personnel by virtue of their position with the Fund.  If the transaction is not completed on the date of clearance, a new clearance must be obtained.  Post-approval is not permitted under this Code of Ethics.  If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code of Ethics.

IV.           Reporting.

(A)           Access Persons (except Disinterested Directors)  Every Access Person must comply with the reporting requirements of this Section IV(A), unless they are otherwise required to report to a review officer under a Code of Ethics that has been adopted by the investment adviser or distributor to the Fund and approved by the Board of Directors.

(i)           Initial Holding Reports.  No later than ten (10) days after a person becomes an Access Person, the person must report the following information: (a)  the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the person has any direct or indirect beneficial ownership as of the date they became an Access Person; and (ii)  the name of any broker, dealer or bank with whom the person maintains an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person.  The date that the report is submitted by the Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(ii)           Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly transaction report which report must cover, at a minimum, all transactions during the quarter in a Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership, and provide the following information:

(a)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the Covered Security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date that the report is submitted.

(iii)           Quarterly New Account Report.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly new account report with respect to any account established by such a person in which any securities (whether or not publicly traded) were held during the quarter for the direct or indirect benefit of the Access Person.  The Quarterly New Account Report shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

(a)	the name of the broker, dealer or bank with whom the Access Person has established the account;

(b)	the date the account was established; and

(c)	the date that the report is submitted by the Access Person.

(iv)           Annual Holdings Reports.  Annually, each Access Person must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

(a)	the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

(b)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(c)	the date that the report is submitted by the Access Person.

(v)           Alternative Reporting.  The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions required to be reported under this Section IV(A) shall satisfy the reporting requirements of Section IV(A). The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the information delivered by, or on behalf of, the Access Person to the Review Officer and recording the date of the confirmation.

(vi)           Report Qualification.  Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

(B)           Disinterested Directors.  A Disinterested Director of the Fund must make a quarterly transaction report containing the information required by Section IV(a)(ii) no later than 30 days after the end of a calendar quarter with respect to transactions occurring in such quarter in a Covered Security only if such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that on the date of and during the 15-day period immediately before or after such director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.2

(C)           Providing Access to Account Information.  Access Persons will promptly:

(i)           provide full access to the Fund, its agents and attorneys to any and all records and documents which the Fund considers relevant to any securities transactions or other matters subject to the Code;

(ii)           cooperate with the Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;

(iii)           provide the Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

(iv)           promptly notify the Review Officer or such other individual as the Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

2           Ordinarily, reports would need to be filed only if a Disinterested Director actually knows of a Fund transaction since, generally, Disinterested Directors would not be expected to be in a position in which they “should have known” of a Fund transaction.

(D)           Confidentiality of Reports.  Transaction and holding reports will be maintained in confidence, expect to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

V.           Exempted Transactions.

The prohibitions of Section IV of this Code shall not apply to:

(A)           Transactions effected for and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(B)           Transactions effected pursuant to an Automatic Investment Plan.

VI.           Review of Reports Required by this Code of Ethics

(a)	Each report required to be submitted under Section IV of this Code of Ethics will be promptly reviewed by the Review Officer when submitted.

(b)	Any violation or potential violation of this Code of Ethics shall be brought to the attention of the Chairman of the Board or Audit Committee reasonably promptly after its discovery.

(c)
The Review Officer will investigate any such violation or potential violation of this Code of Ethics and report to the Chairman of the Board or Audit Committee with a recommendation of appropriate action to be taken against any individual whom it is determined has violated this Code of Ethics as is necessary to cure the violation and prevent future violations.

(d)	The Review Officer will keep a written record of all investigations in connection with any Code of Ethics violations including any action taken as a result of the violation.

VII.           Recordkeeping

The Fund shall cause the records enumerated in this Section VII (a) through (e) below to be maintained in an easily accessible place at the offices of its investment adviser and shall cause such records to be made available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examinations.

Specifically, the Fund shall maintain:

(a)	a copy of the code of ethics adopted by the Fund that is in effect, or at any time within the previous five (5) years was in effect in an easily accessible place;

(b)
a record of any violation of the code of ethics, and of any action taken as a result of such violation, in an easily accessible place, for at least five (5) years after the end of the fiscal year in which the violation occurs;

(c)
a copy of each report, broker confirmation or statement made or provided by an Access Person as required by this Code for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two (2) years in an easily accessible place;

(d)
a record of all persons, currently or within the past five years, who are or were required to make reports under Section IV of this Code, or who are or were responsible for reviewing these reports, in an easily accessible place;

(e)
a copy of each report required by Section VIII of this Code, for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place; and

(f)
The Fund must also maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section III, for at least five years after the end of the fiscal year in which the approval is granted.

VIII.     Reporting to the Board of Directors

(a)	No less frequently than annually, the Review Officer will prepare a written report to be furnished to the Board of Directors of the Fund that:

(1)           Describes any issues arising under this Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of this Code of Ethics and sanctions imposed in response to the material violations; and

(2)           Certifies that the Fund has adopted the procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

(b)	No less frequently than annually, the Fund’s investment adviser and principal underwriter must prepare a written report to be furnished to the Board of Directors of the Fund that:

(1)           Describes any issues arising under its code of ethics since the last report to the board of directors, including, but not limited to, information about material violations of its code of ethics and sanctions imposed in response to the material violations; and

(2)           Certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

IX.           Sanctions.

Upon discovering a violation of this Code, the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

X.           Certification.

Each individual covered by this Code of Ethics shall:  (a) receive a copy of this Code of Ethics at the time of his/her appointment, employment or other engagement; (b) certify in writing that he/she has read and understood the Code of Ethics; and (c) retain a copy at all times.  Any questions regarding this Code of Ethics should be referred to the Review Officer.

XI.           Amendments

This Code may be amended from time to time solely upon written consent of the Secretary and Review Officer to the Fund, in consultation with Fund counsel, for the purpose of correcting ambiguities, inconsistencies or incompleteness in the Code or the implementation thereof and to conform the Code to federal or state tax, legal, securities or other requirements or regulations, including amendments necessary to preserve the Fund’s registration under the 1940 Act; provided, however, that the Board of Directors of the Fund, including a majority of the Directors who are not interested persons must  approve any material changes to this Code no later than six (6) months after the adoption of such change by the Secretary and Review Officer.

XII.           Approval

The undersigned, being all of the Directors of the Fund and each Series, and having determined that the foregoing Code contains provisions reasonably necessary to prevent any manager, director, executive officer, general partner, Director, or Advisory Person of the Fund, the Series or the Fund’s investment adviser from engaging in conduct prohibited by paragraph (j) of Rule 17j-1 of the 1940 Act.

Director	Director

Director	Director

Director

PROSPECTOR FUNDS, INC.

Code of Ethics

APPENDIX A

DEFINITION OF BENEFICIAL OWNERSHIP

The term “beneficial owner” shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities, subject to the following:

(A)           The term “pecuniary interest” in any class of securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(B)           The term “indirect pecuniary interest” in any class of securities shall include, but not be limited to:

(i)           Securities held by members of a person’s immediate family sharing the same household; provided, however that the presumption of such beneficial ownership may be rebutted;

(ii)           A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.  The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:  (1) the general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or (2) the general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner;

(iii)           A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:  (1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and (2) securities of the issuer do not account for more than 10 percent of the market value of the portfolio.  A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(iv)           A person’s right to dividends that is separated or separable from the underlying securities.  Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(v)           A person’s interest in securities held by a trust, as specified in Rule 16a-8(b); and

(vi)           A person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(C)           A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

PROSPECTOR FUNDS, INC.

Code of Ethics

APPENDIX B
ACCESS PERSONS

Access Person	Start Date	End Date	Code Under Which Access Person Reports
Disinterested Directors
Harvey D. Hirsch			Fund
Joseph Klein, III			Fund
Roy L. Nersesian			Fund
John T. Rossello, Jr.			Fund

Interested Directors
John D. Gillespie			Adviser
Officers
Richard Howard			Adviser
Kevin O’Brian			Adviser
Peter N. Perugini, Jr.			Adviser
Kim Just			Adviser
Brian Wiedmeyer			Fund
Douglas Schafer			Fund

REVIEW OFFICER

Review Officer	Start Date	End Date
Kim Just

PROSPECTOR FUNDS, INC.

Code of Ethics

APPENDIX C

ADDITIONAL PROVISIONS PURSUANT TO

SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

SECTION 1: COVERED OFFICERS/PURPOSE

This Appendix C has been adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the “Act”) and applies solely to the principal executive, financial, and accounting officers of the Fund (each a “Covered Officer”).

This Appendix has been adopted for the specific purpose of promoting honest and ethical conduct, compliance with applicable laws and governmental rules and regulations and accountability for adherence to the Code. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

The Covered Officers and the date of effectiveness of this Appendix to them are:

John D. Gillespie

Peter N. Perugini, Jr.

SECTION 2: CONFLICTS OF INTEREST

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the officer’s service to, the Fund. For example, a conflict of interest would arise if a Covered Officer receives improper personal benefits as a result of the Covered Officer’s position with the Fund. Conflicts may arise from, or as a result of, the contractual relationship between the Fund and its service providers, of which a Covered Officer is also an officer or employee. A Covered Officer may also be an officer or employee of one or more other investment companies covered by other similar codes. Such service, by itself, does not give rise to a conflict of interest.

As applicable to a Covered Officer, the following must be approved by the Chairman of the Fund’s audit committee (“Committee”):

(1)	service on the board of directors or governing board of a publicly traded entity;
(2)	the receipt of any non-nominal gifts from persons or entities who have or are seeking business relationships with the Fund;
(3)
the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

(4)
any ownership interest (material to the officer) in, or any consulting or employment relationship with, any entities doing business with the Fund, other than its service providers or their respective affiliates; and

(5)
any direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with the Fund’s service providers or their respective affiliates.

SECTION 3. REQUIRED DUTIES

A Covered Officer shall:

(1)	become familiar with the disclosure requirements generally applicable to the Fund;
(2)	not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others;
(3)	to the extent appropriate, consult with other officers and employees of the Fund and its service providers;
(4)	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations; and
(5)
upon becoming a Covered Officer, affirm in writing to the Fund that the officer has received, read and understands the Code and, annually thereafter, affirm to the Fund that the officer has complied with the requirements of the Code.

SECTION 4. VIOLATIONS

A Covered Officer shall notify the Chairman of the Committee promptly if the officer knows of any violation of this Code.

PROSPECTOR FUNDS, INC.

Code of Ethics

APPENDIX D

ACCESS PERSON ACKNOWLEDGEMENT

I understand that I am an Access person as defined in the [  ] Code of Ethics.  I have read and I understand the Code of Ethics and will comply with it in all respects.  In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

____________________________                                    _________________________
               Signature                                                                                Date

____________________________
              Printed Name

This form must be completed and returned to the Fund’s Review Officer:

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